United Security Bancshares earns third quarter profits of $1.9 million and retires $3.0 million in Junior Subordinated Debt

FRESNO, CA - October 15, 2015. United Security Bancshares (Nasdaq: UBFO), today announced its unaudited financial results for the quarter ended September 30, 2015. The Company reported consolidated net income of $1,886,000 or $0.12 per basic and diluted common share for the quarter ended September 30, 2015, as compared to $1,703,000 or $0.11 per basic and diluted common share for the quarter ended September 30, 2014. United Security Bancshares recognized net income of $5,177,000 for the nine months ended September 30, 2015, an improvement of $518,000, or 11.12%, relative to the net income in the nine months ended September 30, 2014. Basic and diluted earnings per share increased to $0.33 for the nine months ended September 30, 2015, as compared to $0.29 for the nine months ended September 30, 2014.

“We have demonstrated our ability to achieve our strategic and operational goals by enhancing operating efficiencies, growing our loan portfolio and core deposit base, and improving credit quality," said Dennis R. Woods, President and Chief Executive Officer of the Company. "One of the highlights of this last quarter was that we were able to buy back and retire $3.0 million of our junior subordinated debt at 40% of par value."

Third Quarter 2015 Highlights (at or for the period ended September 30, 2015)

▪	Basic and diluted earnings per share increased 9.09% compared to the quarter ended September 30, 2014.

▪	Net interest income increased to $6,633,000, compared to $6,526,000 in the preceding quarter and $6,129,000 for the quarter ended September 30, 2014.

▪	Net interest margin decreased to 4.18%, when compared to 4.30% in the preceding quarter, and increased from the 4.11% for the quarter ended September 30, 2014.

▪	Net recoveries totaled $44,000, compared to $264,000 in the preceding quarter and $28,000 for the quarter ended September 30, 2014.

▪	Total loans increased to $515,846,000, compared to $457,595,000 at December 31, 2014 and $447,011,000 at September 30, 2014.

▪	Nonperforming assets declined to $26,700,000, compared to $29,586,000 at December 31, 2014 and $28,611,000 at September 30, 2014.

▪	The allowance for credit losses as a percentage of gross loans declined to 2.24%, compared to 2.35% at December 31, 2014 and 2.49% at September 30, 2014.

▪	Total deposits increased to $616,635,000, compared to $565,373,000 at December 31, 2014 and $590,947,000 at September 30, 2014.

▪	Tangible book value per share increased to $5.26, compared to $5.08 at December 31, 2014 and $5.03 at September 30, 2014.

Annualized return on average equity (ROAE) for the nine months ended September 30, 2015 was 8.10%, compared to 7.90% for the nine months ended September 30, 2014. Annualized return on average assets (ROAA) was 1.01% for the nine months ended September 30, 2015, compared to 0.94% for the nine months ended September 30, 2014. The increases in ROAE and ROAA for the nine months ended September 30, 2015 were primarily due to growth in the loan portfolio during 2015 and the resulting favorable impact on interest income. Net income increased for the nine months ended September 30, 2015 compared to the same period ended September 30, 2014, and our net interest margin strengthened from 4.01% for the nine months ended September 30, 2014 to 4.25% for the nine months ended September 30, 2015. The 24 basis point increase in net interest margin in the period-to-period comparison resulted primarily from growth of the loan portfolio, which is a higher yielding asset, compared to overnight investments with the Federal Reserve Bank.

Annualized return on average equity (ROAE) for the quarter ended September 30, 2015 was 9.38%, compared to 8.39% for the same period in 2014. Annualized return on average assets (ROAA) was 1.16% for the quarter ended September 30, 2015, compared to 1.00% for the same period in 2014.

The Board of Directors of United Security Bancshares declared a third quarter 2015 stock dividend of one percent (1%) on September 22, 2015. The stock dividend was payable to shareholders of record on October 5, 2015, and the shares will be issued on October 16, 2015. This marks the 28th consecutive quarterly stock dividend since initiated in 2008. The Company's Board of Directors have elected to issue stock dividends in order to preserve capital for future growth opportunities.

Total assets were up $55,230,000, or 8.33% in the first nine months of 2015, due to net growth of $58,251,000 in gross loan balances. Loan volume was favorably impacted by the purchase of $18,924,000 in residential mortgage loans during the first quarter of 2015 in addition to increases in real estate construction and student loan portfolios. Total deposits increased $51,262,000 or 9.07% to $616,635,000 during the nine months ended September 30, 2015. The cost of average deposits declined from 0.20% for the quarter ended September 30, 2014 to 0.18% for the quarter ended September 30, 2015. Shareholders’ equity at September 30, 2015 was $88,020,000, up $5,194,000 from shareholders’ equity of $82,826,000 at December 31, 2014.

Net interest income for the nine months ended September 30, 2015 totaled $19,384,000, an increase of $1,874,000 from the $17,510,000 reported for the nine months ended September 30, 2014. The net interest margin was 4.25% for the nine months ended September 30, 2015, as compared to 4.01% for the nine months ended September 30, 2014. The Company experienced an improvement in net interest margin due to a shift within average interest-earning assets from low-yielding overnight investments to higher-yielding loans. Net interest income for the quarter ended September 30, 2015 totaled $6,633,000, an increase of $504,000 from $6,129,000 reported for the quarter ended September 30, 2014. The net interest margin increased to 4.18% for the quarter ended September 30, 2015, as compared to 4.11% for the quarter ended September 30, 2014. The improvement in the net interest margin on a quarterly comparison basis is primarily due to reinvestment of overnight investments into loans, partially offset by a 31 basis point decrease in yield on the loan portfolio.

Noninterest income for the nine months ended September 30, 2015 totaled $3,914,000, reflecting a decrease of $219,000 from $4,133,000 in noninterest income reported for the nine months ended September 30, 2014. Customer service fees continued to provide the majority of the Company's noninterest income, totaling $2,661,000 and $2,639,000 for the nine months ended September 30, 2015 and 2014, respectively. On a year-over-year comparative basis, noninterest income decreased primarily due to to a gain of $691,000 on the sale of an investment in 2014, partially offset by a $458,000 increase in gain on the fair value option of financial liabilities during 2015. Noninterest income for the quarter ended September 30, 2015 totaled $1,449,000, reflecting an increase of $138,000 from $1,311,000 in noninterest income reported for the quarter ended September 30, 2014. This increase was partially due to a $131,000 increase in gain on the fair value option of financial liabilities for the quarter ended September 30, 2015. Customer service fees totaled $963,000 for the quarter ended September 30, 2015, as compared to $957,000 for the quarter ended September 30, 2014.

For the nine months ended September 30, 2015, noninterest expense totaled $14,404,000, an increase of $249,000 as compared to $14,155,000 for the nine months ended September 30, 2014. On a year-over-year comparative basis, noninterest expense increased primarily due to increases of $226,000 in occupancy expense and $114,000 in net cost on OREO, compared to the same period ended September 30, 2014. Partially offsetting the increases were decreases in professional fees and salaries and employee benefit expenses. Noninterest expense totaled $5,014,000 for the quarter ended September 30, 2015, an increase of $397,000 as compared to $4,617,000 reported for the quarter ended September 30, 2014. Noninterest expense for the quarter ended September 30, 2015 includes a one-time write down on OREO of $187,000 and a one-time $130,000 OREO expense for the removal of dead and dying trees to satisfy a California Board of Forestry and Fire Protection regulation.

The Company recorded a provision for credit losses of $434,000 for the nine months ended September 30, 2015 in connection with a few borrower relationships that exhibited credit deterioration. The Company had a recovery of provision of $101,000 for the nine months ended September 30, 2014. The Company had a recovery of provision for loan loss of $23,000 for the quarter ended September 30, 2015, compared to a provision of $39,000 for the quarter ended September 30, 2014. Net loan recoveries totaled $368,000 for the nine months ended September 30, 2015, as compared to net recoveries of $228,000 for the nine months ended September 30, 2014. Net loan recoveries totaled $44,000 for the quarter ended September 30, 2015, as compared to net loan recoveries of $28,000 for the quarter ended September 30, 2014.

With a modest recovery in the economy and real estate markets within the Bank's service area, the Company has maintained an adequate allowance for loan losses which totaled 2.24% of total loans at September 30, 2015, a slight decline compared to 2.35% of total loans at December 31, 2014 and 2.49% at September 30, 2014. The decline in our allowance for loan losses has been driven by the growth in our loan portfolio and a decrease in our historical loss percentages due to lower levels of loan charge-offs and improved credit quality. In determining the adequacy of the allowance for loan losses, Management's judgment is a significant factor and management considers the allowance for credit losses at September 30, 2015 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $2,886,000 between December 31, 2014 and September 30, 2015 to $26,700,000. Nonperforming assets as a percentage of total assets decreased from 4.46% at December 31, 2014 to 3.72% at September 30, 2015. Nonaccrual loans decreased $1,687,000 between December 31, 2014 and September 30, 2015 to $8,248,000. Impaired loans totaled $14,431,000 at September 30, 2015, a decrease of $1,606,000 from the balance of $16,037,000 at December 31, 2014. OREO totaled $12,689,000 at September 30, 2015, a decrease of $1,321,000 from the balance of $14,010,000 at December 31, 2014.

About United Security Bancshares
United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, Consumer Lending, and Financial Services departments. For more information, please visit www.unitedsecuritybank.com.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on the Company's specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect the Company's performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	September 30, 2015	December 31, 2014
Assets
Cash and noninterest-bearing deposits in other banks	$23,458	$21,348
Cash and due from Federal Reserve Bank	92,930	82,229
Cash and cash equivalents	116,388	103,577
Interest-bearing deposits in other banks	1,526	1,522
Investment securities available for sale (at fair value)	34,423	48,301
Loans and leases, net of unearned fees	515,846	457,595
Less: Allowance for credit losses	(11,573)	(10,771)
Net loans	504,273	446,824
Premises and equipment - net	10,944	11,550
Other real estate owned	12,689	14,010
Goodwill and intangible assets	4,488	4,488
Cash surrender value of life insurance	18,106	17,717
Deferred income taxes	6,712	6,853
Other assets	8,850	8,327
Total assets	$718,399	$663,169
Deposits
Noninterest bearing demand deposits	$258,678	$215,439
Money market, NOW, and savings	286,782	271,789
Time	71,175	78,145
Total deposits	616,635	565,373
Accrued interest payable	30	40
Other liabilities	5,834	4,815
Junior subordinated debentures (at fair value)	7,880	10,115
Total liabilities	630,379	580,343
Shareholders' equity

Common stock, no par value 20,000,000 shares authorized, 15,892,482 issued and outstanding at September 30, 2015, and 15,425,086 at December 31, 2014	51,726	49,271
Retained earnings	36,472	33,730
Accumulated other comprehensive loss	(178)	(175)
Total shareholders' equity	88,020	82,826
Total liabilities and shareholders' equity	$718,399	$663,169

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Interest income:
Interest and fees on loans	$6,728	$6,187	$19,641	$17,602
Interest on investment securities	175	227	555	688
Interest on deposits in FRB	55	63	138	210
Interest on deposits in other banks	1	2	5	5
Total interest income	6,959	6,479	20,339	18,505
Interest expense:
Interest on deposits	268	291	780	812
Interest on other borrowed funds	58	59	175	183
Total interest expense	326	350	955	995
Net interest income	6,633	6,129	19,384	17,510
(Recovery of provision) provision for credit losses	(23)	39	434	(101)
Net interest income after (recovery of provision) provision for credit losses	6,656	6,090	18,950	17,611
Non-interest income:
Customer service fees	963	957	2,661	2,639
Increase in cash surrender value of bank-owned life insurance	130	129	388	384
Gain (loss) on Fair Value of Financial Liability	226	95	424	(34)
(Loss) gain on sale of other investment	(23)	—	(23)	691
Gain on sale of fixed assets	—	—	—	25
Other non-interest income	153	130	464	428
Total non-interest income	1,449	1,311	3,914	4,133
Non-interest expense:
Salaries and employee benefits	2,341	2,303	7,044	7,108
Occupancy expense	1,047	966	3,021	2,795
Data processing	29	32	90	101
Professional fees	277	452	877	959
Regulatory assessments	234	228	705	700
Director fees	78	59	202	176
Amortization of intangibles	—	—	—	62
Correspondent bank service charges	19	30	56	89
(Loss) gain on California tax credit partnership	(1)	(62)	60	(15)
Net cost on operation and sale of OREO	401	116	594	480
Other non-interest expense	589	493	1,755	1,700
Total non-interest expense	5,014	4,617	14,404	14,155

Income before income tax provision	3,091	2,784	8,460	7,589
Provision for income taxes	1,205	1,081	3,283	2,930
Net income	$1,886	$1,703	$5,177	$4,659

Basic earnings per common share	$0.12	$0.11	$0.33	$0.29
Diluted earnings per common share	$0.12	$0.11	$0.33	$0.29
Weighted average basic shares for EPS	15,892,488	15,881,387	15,892,488	15,867,346
Weighted average diluted shares for EPS	15,894,532	15,886,397	15,894,444	15,874,192

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Average Balances:
Loans (1)	$500,522	$435,549	$488,885	$414,769
Investment Securities – taxable	36,513	50,599	43,375	49,230
Interest-bearing deposits in other banks	1,526	1,519	1,524	1,517
Interest-bearing deposits in FRB	90,739	104,254	76,523	117,367
Total interest-earning assets	629,300	591,921	610,307	582,883
Allowance for credit losses	(11,583)	(11,132)	(11,274)	(11,085)
Cash and due from banks	22,340	20,629	21,789	19,982
Other real estate owned	13,156	14,173	13,725	14,145
Other non-earning assets	52,297	58,135	52,932	59,062
Total average assets	705,510	673,726	687,479	664,987

Interest bearing deposits	354,702	342,786	351,924	334,945
Junior subordinated debentures	9,528	10,104	9,933	10,908
Total interest-bearing liabilities	364,230	352,890	361,857	345,853
Noninterest-bearing deposits	245,305	230,590	232,122	231,853
Other liabilities	8,739	9,677	8,023	8,428
Total liabilities	618,274	593,157	602,002	586,134
Total equity	87,236	80,569	85,477	78,853
Total liabilities and equity	$705,510	$673,726	$687,479	$664,987

Average Rates:
Loans (1)	5.33%	5.64%	5.37%	5.67%
Investment securities- taxable	1.90%	1.78%	1.71%	1.87%
Interest-bearing deposits in other banks	0.26%	0.52%	0.44%	0.44%
Interest-bearing deposits in FRB	0.24%	0.24%	0.24%	0.24%
Earning assets	4.39%	4.34%	4.46%	4.24%
Interest bearing deposits	0.30%	0.34%	0.30%	0.32%
Junior subordinated debentures	2.42%	2.32%	2.36%	2.24%
Total interest-bearing liabilities	0.36%	0.39%	0.35%	0.38%
Net interest margin	4.18%	4.11%	4.25%	4.01%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.

United Security Bancshares
Credit Quality (unaudited)
(dollars in thousands)
	September 30, 2015	December 31, 2014	September 30, 2014
Commercial and industrial	$1,310	$433	$114
Real estate - mortgage	1,547	4,361	4,434
RE construction & development	4,941	5,141	5,207
Agricultural	—	—	—
Installment/other	450	—	—
Total Nonaccrual Loans	$8,248	$9,935	$9,755

Loans past due 90 days and still accruing	19	—	—
Restructured Loans	5,744	5,641	4,513
Total nonperforming loans	$14,011	$15,576	$14,268
Other real estate owned	12,689	14,010	14,343
Total nonperforming assets	$26,700	$29,586	$28,611

Nonperforming assets to total gross loans	5.18%	6.47%	6.40%
Nonperforming assets to total assets	3.72%	4.46%	4.14%
Allowance for loan losses to nonperforming loans	82.60%	69.15%	77.90%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Annualized return on average assets	1.16%	1.00%	1.01%	0.94%
Annualized return on average equity	9.38%	8.39%	8.10%	7.90%
Annualized net recoveries to average loans	(0.03)%	(0.03)%	(0.10)%	(0.07)%

	September 30, 2015	December 31, 2014	September 30, 2014
Shares outstanding - period end	15,892,488	15,425,086	15,272,382
Book value per share	$5.54	$5.37	$5.32
Tangible book value per share	$5.26	$5.08	$5.03
Efficiency ratio	59.28%	64.57%	64.97%
Total impaired loans	$14,431	$16,037	$14,386
Loan to deposit ratio	83.65%	80.94%	75.64%
Allowance for credit losses to total loans	2.24%	2.35%	2.49%
Total capital to risk weighted assets
Company	16.14%	17.29%	16.49%
Bank	16.13%	16.91%	15.90%
Tier 1 capital to risk-weighted assets
Company	14.87%	16.03%	15.23%
Bank	14.87%	15.65%	14.64%
Common equity tier 1 capital to risk-weighted assets
Company	13.64%	N/A	N/A
Bank	14.87%	N/A	N/A
Tier 1 capital to adjusted average assets (leverage)
Company	12.74%	12.49%	11.94%
Bank	12.78%	12.25%	11.66%